ATLANTIC BEVERAGE COMPANY, INC.

                        COMPUTATION OF EARNINGS PER SHARE

                                                                For the
                                                           Six Months Ended
                                                             June 30, 1996


NET INCOME................................................. $      374,854
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WEIGHTED AVERAGE COMMON SHARES OUTSTANDING.................      4,361,737
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NET INCOME (LOSS) PER SHARE:............................... $          .09
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COMPUTATION OF WEIGHTED AVERAGE COMMON
    SHARES OUTSTANDING:

    Shares outstanding as of December 31, 1995..............     2,727,955

    Less:  Treasury stock...................................      (408,038)

    Add:  2,765,549 shares issued in private placement on
           March 15, 1996, outstanding 107 out of 182 days..     1,625,900

    Add:  50,000 shares issued to sellers of Prefco, Inc. on
           March 15, 1996, outstanding 107 out of 182 days..        29,396

    Add:  400,001 shares issued to sellers of Carlton
           Foods, Inc. on March 15, 1996, outstanding 107
           out of 182 days..................................       235,165

    Add:  205,517 shares issued to Carlton noteholders on
           March 15, 1996, outstanding 107 out of 182 days..       120,826

    Impact of dilutive stock options as of June 30, 1996....        30,533
                                                            --------------
                                                                 4,361,737
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